EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Thomas Stienessen
Chief Executive Officer
(507) 387-2265

NORTHERN STAR FINANCIAL, INC. REPORTS
SECOND QUARTER RESULTS

MANKATO, Minnesota (February 9, 2004) - Northern Star Financial, Inc. (NASDAQ/OTC BB: “NSBK”) today announced results for the Company and its wholly owned subsidiary Northern Star Bank for the second quarter of the fiscal year ending June 30, 2004.

Northern Star Financial, Inc., the parent company of Northern Star Bank, reported a net loss of  $96,242 (a basic loss of $0.17 per share) in the second quarter ended December 31, 2003 compared with a net loss of $4,645 (a basic loss of $0.01 per share) in the second quarter of fiscal year 2003.  Northern Star Bank reported a net profit of $12,345 for the quarter and $173,357 for the six-month period ending December 31, 2003.

The Company’s total assets and deposits remained materially unchanged during the quarter when compared to the second quarter of the previous fiscal year.  The Company reported that it had undertaken various initiatives designed to improve its core competencies and operating performance including the replacement of data processing software and equipment and the hiring of additional staff.

Thomas Stienessen, Chief Executive Officer, stated that the improvement in the Bank’s net interest margin of 3.65% at the end of the quarter compared to 3.07% for the same period last year was the result of the bank’s ability to gain greater control over interest expense. Non-interest income for the second quarter of fiscal year 2004 decreased by $205,669 or 64.35% over the same period in fiscal year 2003. Stienessen said that the decrease was the result of the anticipated decrease in gains the bank realizes on the sale of residential mortgage loans was due to the decrease in the volume of refinancing taking place in our markets.

When announcing the results of operations Stienessen said, “Improvements in local economy have been modest, as a result further expansionary investments in staff, plant and equipment in has slowed.  The yields on money market accounts and certificates of deposit remain at historic lows.  This environment has provided the opportunity to concentrate our efforts on making improvements in operating capacities and performance.”

Northern Star Financial operates Northern Star Bank, a community bank located in Minnesota. The Bank operates two full-service offices that are located in Mankato and St. Cloud, Minnesota.

The following table summarizes certain historical financial data of Northern Star Financial, Inc. and its subsidiary on a consolidated basis as of and for the three and six months ended December 31, 2003 and 2002.

	For the Three Months Ended December 31,		As of and for the Six Months Ended December 31,
	2003	2002	2003	2002
Statement of Income:
Interest income	$706,114	$705,009	$1,404,708	$1,448,546
Interest expense	291,052	371,333	603,245	775,819
Net interest income	415,062	333,676	801,463	672,727
Provision for loan losses	1,405	7,700	16,605	28,700
Other non-interest income	113,936	319,605	403,260	472,841
Non-interest expense	623,835	650,226	1,218,215	1,160,739
Income (loss) before income tax expense	(96,242)	(4,645)	(30,097)	(43,871)
Income tax expense (benefit)	—	—	—	—
Net income (loss)	$(96,242)	$(4,645)	$(30,097)	$(43,871)
Balance Sheet:
Assets			50,318,956	50,142,410
Allowance for loan losses			796,564	688,519
Deposits			41,069,461	41,216,867
Shareholders’ equity			2,136,831	1,947,028

Per Share Data:
Net income (loss) - basic	$(0.17)	$(0.01)	$(0.06)	$(0.09)
Net income (loss) - diluted	$(0.17)	$(0.01)	$(0.06)	$(0.09)
Book value			3.76	3.94

Other Data
Average shares outstanding - basic	566,713	488,310	543,691	483,908
Average shares outstanding - diluted	566,713	488,310	543,691	483,908

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER.

Statements that Northern Star Financial may publish, including those in this announcement that are not strictly historical, are “forward-looking” statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.